Exhibit 99.1

Curon Medical Provides First Quarter 2005 Sales Outlook and Update on Reimbursement

Friday April 1, 8:00 pm ET

FREMONT, Calif., April 1 /PRNewswire-FirstCall/ — Curon Medical, Inc. (Nasdaq: CURN - News) today announced that it expects to report sales for first quarter of 2005 of approximately $850,000. This reflects the sale of six Stretta® Control Modules and ten Secca® Control Modules plus the placement of five additional Stretta Control modules. In addition, during the quarter, four customers upgraded their first generation Stretta Control Modules to the current model that enables a reduction in procedure time. Curon Medical plans to present a detailed analysis of its completed first quarter results in its first quarter 2005 earnings press release and subsequent conference call, currently scheduled for April 21, 2005.

Curon Medical also reported that on March 18, 2005, the Center for Medicare and Medicaid Services (CMS) published its April 2005 Update of the Hospital Outpatient Prospective Payment System (OPPS). In Appendix A of this document the payment rate for the Ambulatory Payment Classification (APC) 0422, which includes the Stretta procedure, was increased from $1,265.00 per procedure to $1,335.00 per procedure, effective April 1, 2005, and retroactive for all procedures performed since January 1, 2005. The APC establishes the amount a facility will be reimbursed when they perform a Stretta procedure on a Medicare patient. The payment rate is used as a baseline and adjusted for local wage variations. With the new payment rate, actual facility reimbursement for the Stretta procedure will now range from $977.00 to $2,584.00, depending upon location.

Larry C. Heaton II, President and Chief Executive Officer of Curon Medical, said, “During the first quarter we focused our essentially new sales force primarily on working with customers representing the existing installed base of approximately 300 Stretta Control Modules in the United States. Our goal is to increase utilization by all of our customers, in particular those customers who have not performed procedures in some time. We were pleased to see these efforts during the quarter result in nine customers ordering disposables to perform Stretta procedures for the first time since before 2004, and in four customers upgrading their older generation Stretta Control Modules to the newest version. While these usage-focused activities do not generate the capital revenue that we would by selling Control Modules to new customers, they do help build the foundation of quarterly recurring revenue needed to reach profitability.”

Mr. Heaton continued, “An additional area of significant sales and marketing focus during the quarter was our Secca system, that enables physicians to perform the Secca procedure for Bowel Incontinence (BI). We are pleased to report that sales of our Secca product line continued to improve during the quarter, reflecting the fourth consecutive quarter in which Secca Control Module sales, total Secca disposable handpiece sales, re-orders of Secca disposable handpieces, and the number of customers reordering Secca disposable handpieces, all grew.”

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the Company’s financial results for the quarter ended March 31, 2005, are forward-looking statements within the meaning of the Safe Harbor, as are statements concerning growth in the Company’s Secca system sales, the success of its strategy to increase utilization among its installed base and the corresponding increase in recurring revenue. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The Company’s financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect the Company, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Results,” in Curon’s Annual report of Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission on March 29, 2005. The forward-looking statements are made as of April 1, 2005, and the Company undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.